                                                                                                                                     Contacts:     Ben Moreland, CFO
                           Jay Brown, Treasurer
                           Crown Castle International Corp.
FOR IMMEDIATE RELEASE                                                               713-570-3000

CROWN CASTLE ANNOUNCES CLOSING OF SECONDARY COMMON STOCK OFFERING BY SELLING STOCKHOLDERS

July 6, 2007 – HOUSTON, TEXAS– Crown Castle International Corp. (NYSE: CCI) today announced that on July 5, 2007, it closed the previously announced secondary offering of 36,389,617 shares of its common stock at an offering price of $35.83 per share. All of the shares were sold by funds managed by affiliates of Fortress Investment Group LLC, Greenhill Capital Partners, LLC and certain of its affiliated investment funds, and certain investment funds affiliated with Abrams Capital, LLC. Crown Castle did not receive any proceeds from the sale of its common stock by such selling stockholders.

The offering was made only by means of a prospectus and related prospectus supplement. An effective registration statement (and related prospectus) is on file with the Securities and Exchange Commission (“SEC”) and a copy of the prospectus supplement, together with the prospectus, is available on the SEC’s website, www.sec.gov. Morgan Stanley & Co. Incorporated was the sole book runner of the offering. Allen & Company LLC and Bank of America Securities LLC served as co-managers of the offering. The prospectus supplement and the accompanying prospectus may also be obtained by contacting Morgan Stanley & Co. Incorporated, Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014, 866-718-1649, or by e-mail at prospectus@morganstanley.com.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or other jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Crown Castle International Corp. engineers, deploys, owns and operates technologically advanced shared wireless infrastructure, including extensive networks of towers. Crown Castle offers significant wireless communications coverage to 91 of the top 100 US markets and to substantially all of the Australian population. Crown Castle owns, operates and manages over 22,000 and over 1,400 wireless communication sites in the US and Australia, respectively. For more information on Crown Castle, please visit http://www.crowncastle.com.

SOURCE: Crown Castle International Corp.